Exhibit 99.1

Media Contacts:
Tom Becker – 646-335-5188 or 212-573-6100
Mike Truell – 919-297-1772
R.H. Donnelley Initiates Voluntary Chapter 11 Proceeding to Restructure
Balance Sheet and Reduce Debt
•	Has Reached Agreement in Principle with Key Creditors to Significantly Reduce Debt

•	Operations Continue Without Interruption; No Impact To Customers
CARY, N.C., May 29, 2009 – R.H. Donnelley (OTC: RHDC), one of the nation’s leading consumer and business-to-business local commercial search companies, announced that the company and its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to consummate a balance sheet restructuring.
R.H. Donnelley also announced it has reached an agreement in principle with key creditor constituencies on the terms of a plan of reorganization that proposes to reduce debt by approximately $6.4 billion, eliminate approximately $500 million in annual interest expense and extend the company’s bank maturities out to 2014.
Throughout the restructuring process, R.H. Donnelley will be conducting “business as usual” and does not anticipate any interruptions in the services it provides to its more than 500,000 valued customers across the U.S.
R.H. Donnelley anticipates that more than $300 million of cash on hand, as well as projected positive cash flow from operations will be more than sufficient to fund its operations during the restructuring process, and therefore does not plan to seek debtor-in-possession (DIP) financing during the reorganization of its business.
“Our growth-through-acquisition strategy never anticipated the cataclysmic collapse of the U.S. economy and the local advertising market. As a result of these developments, earlier this year we began negotiating with our lenders to restructure our debt and provide the company with a more sustainable capital structure that reflects the current economic realities,” said David C. Swanson, chairman and CEO of R.H. Donnelley.
Under the terms of the agreement:
•	R.H. Donnelley would reduce its total debt by approximately $6.4 billion, including about $700 million of secured indebtedness

•	The approximately $6.0 billion of unsecured bond indebtedness would be exchanged for 100 percent of the equity in the restructured company and $300 million of unsecured notes issued by the company; all existing equity in the company would be extinguished

•	Total cash interest expense reduction of approximately $500 million annually

•	Post-restructuring secured and consolidated debt of approximately $3.1 billion and $3.4 billion, respectively, which represents approximately 3.0x and 3.3x net secured and net consolidated leverage, respectively

•	Post-restructuring cash balance of approximately $125 million
R.H. Donnelley filed a variety of customary first day motions with the court to enable it to continue business as usual during the restructuring. These motions include requests to continue paying employee wages and benefits as usual and to continue customer programs and guarantees.
Serving as lead restructuring advisors for R.H. Donnelley are Lazard Freres & Co. LLC and Sidley Austin LLP.
More information about today’s announcement is available at www.rhd.com. Additionally, the company has set up a toll-free restructuring hotline at 1-866-889-6193.
About R.H. Donnelley
R.H. Donnelley Corporation (OTC: RHDC) is one of the nation’s leading consumer and business-to-business local commercial search companies. The company delivers relevant search results for consumers and leads to small- and medium-sized businesses through its Dex-branded print yellow and white pages directories, Internet yellow pages site, mobile and voice search platforms as well as one of the largest pay–per-click ad networks in the U.S. It also operates the nation’s leading business search engine and online directory through its Business.com subsidiary. For more information, visit www.rhd.com and www.dexknows.com.
Safe Harbor Provision
Certain statements contained in this press release regarding R.H. Donnelley’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only R.H. Donnelley’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause R.H. Donnelley’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in R.H. Donnelley’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect R.H. Donnelley’s business or financial results. Such risks and other factors, which in some instances are beyond R.H. Donnelley’s control, include: our ability to generate sufficient cash to service our significant debt levels; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt agreements, and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time, particularly in light of the continuing instability in the global credit markets; increasing LIBOR rates; changes in directory advertising spend and consumer usage; regulatory and judicial rulings; competition and other economic conditions; changes in the Company’s and the Company’s subsidiaries credit ratings; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful integration and realization of the expected benefits of acquisitions; the continued enforceability of the commercial agreements with Qwest, Embarq and AT&T; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results. R.H. Donnelley is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.
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